Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Georgia Gulf Announces Results of Special Shareholder Meeting

Atlanta, Georgia, September 17, 2009 — Georgia Gulf Corporation (NYSE: GGC) announced the results of a special meeting of its shareholders held today. Shareholders approved an amendment to the Company’s charter increasing the number of authorized shares of common stock to 100 million.  As previously disclosed, this amendment has caused the 30.2 million shares of convertible preferred stock issued by the Company in its recently completed debt exchange to automatically convert to common shares on a one-for-one basis.  The Company now has approximately 33.0 million common shares outstanding, compared to approximately 2.7 million prior to today’s shareholder approval.

In addition, shareholders approved a new equity incentive plan for the issuance of equity awards for up to 3.033 million shares of the Company’s common shares to Company employees.

“The results of today’s special meeting of shareholders represent the final step in the successful completion of our debt exchange, which reduced Georgia Gulf’s debt by more than 50 percent and cut our annual interest expense by almost $70 million.  We are pleased that we were able to work with our investors to provide Georgia Gulf the financial flexibility to weather current economic conditions and to provide a solid foundation for growth. With our new capital structure, valuable asset base and skilled and dedicated employees, we are a strong business partner positioned for the long term in our chemicals and building products businesses,” commented Paul Carrico, Georgia Gulf’s President and CEO.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended June 30, 2009.

CONTACT:

Martin Jarosick

Georgia Gulf Corporation

Investor Relations

770-395-4524